Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WEBSTER FINANCIAL CORPORATION

_______________________

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

_______________________

Webster Financial Corporation, a corporation organized and existing under the laws of the state of Delaware (the “Corporation”), does hereby certify that:

1.	The first sentence of Article 4 of the Fourth Amended and Restated Certificate of Incorporation of the Corporation shall be amended and restated in its entirety to state:

The total number of shares of all classes of the capital stock which the Corporation has authority to issue is four hundred three million (403,000,000), of which four hundred million (400,000,000) shall be common stock, par value $.01 per share, amounting in the aggregate to four million dollars ($4,000,000), and three million (3,000,000) shall be serial preferred stock, par value $.01 per share, amounting in the aggregate to thirty thousand dollars ($30,000).

2.	This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3.	This Certificate of Amendment shall become effective at 11:30 p.m., Eastern Time, on January 31, 2022.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 28th day of January, 2022.

WEBSTER FINANCIAL CORPORATION

By:	/s/ John R. Ciulla
Name: John R. Ciulla
Title: President and Chief Executive Officer

[Signature Page to Certificate of Amendment]